INVESTMENT BANKING AGREEMENT

         This agreement made by and between PREMIUM CIGARS INTERNATIONAL, having its business offices at 11259 East Via Linda, Scottsdale, Arizona 85259 (the "Company") and W.B. MCKEE SECURITIES, INC. (the "Consultant") with principal offices at 3003 North Central Avenue, Suite 100, Phoenix, Arizona 85012.

         Because the Company desires to retain the Consultant and the Consultant desires to be retained by the Company, all pursuant to the terms and conditions hereinafter set forth; and in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

         1. Retention. The Company hereby retains the consultant to perform consulting services related to corporate finance and other matters on an exclusive basis, and the Consultant hereby accepts such retention and shall perform for the Company the duties described herein to the best of its ability. In this regard, subject to paragraph 12 hereof, Consultant shall devote such business time and attention to matters on which the Company, through its Chief Operating Officer, shall request its services.

               a) The Consultant agrees to the extent reasonably required in the conduct of the business of the Company, to utilize its best efforts to provide review, advice, analysis, consultation, recommendations and other services to the Company which may include the following:

                     (i) Based upon our discussions and preliminary  information submitted by the Company to us, but subject to our due diligence, and the successful completion of a merger between the company and an existing public shall, we hereby confirm in principle our interest in underwriting, on a firm commitment basis, a secondary public offering of the Company's securities.

                     (ii) analyze and assess financing alternatives for the Company for raising capital to finance acquisition equity holders, provide advice on the Company's market valuation, and examine potential sources for private offerings of the Company's securities; assist the Company in its negotiations with financing sources;

                     (iii) review and make written recommendations regarding budgets, business plans and financial projections;

                     (iv) review and make written recommendations  regarding the
               Company's managerial and financial requirements and corporate focus;

                     (v) advise with regard to shareholder  relations and public relations matters, including the preparation of and dissemination of financing documents to certain of the Consultant's clients and other members of the financial community (as determined by the Consultant);

                     (vi) attend  quarterly  Board of  Directors  meetings as an non-voting observer. The Company will pay Consultatn no compensation for attending these meetings, but will pay all out-of-pocket expenses relating to the attendance by the Consultant.

               b) The Consultant agrees to use its best efforts in a timely fashion in the furnishing of advice and recommendations, and for this purpose the Consultant shall at all times maintain or keep available an
         adequate   organization   of   personnel   or  a  network   of  outside
         professionals for the performance of its obligations under this Agreement. In order to allow the Consultant to be kept current with the coroporate affairs of the Company, at the Consultant's request, the Company will provide "due diligence" presentations to Registered
         representatives  of  the  Consultant.   The  dates  and  locations  for
         presentations will be mutually agreed upon between the Company and the Consultant. The Consultant may
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         request  the Company to present due  diligence  presentations  to other broker dealers and/or investors at appropriate periods of time.

         2. Term. The Consultant's retention hereunder shall be for a trem of eighteen months commencing on the day this agreement is signed. The Company shall have the option to extend the term of this Agreement by written notice to Consultant for an additional six months term ("Extension Term"). This Agreement may be terminated by either party upon 30 days written notice to the other.

         3. Compensation.

               a) The Company shall pay the Consultant a non refundable retainer, payable in the amount of $25,000 upon the signing of this agreement. The retainer will be credited against success fees from a public offering of the Company's securities.

               (b) If the Company announces or enters into an agreement with respect to a Transaction either during the term of Consultant's engagement hereunder or at any time during a period of 12 months following the effective date of termination of Consultant's engagement hereunder and the party or parties to the Transaction were identified by Consultant or whether Consultant rendered advice concerning the Transaction, and such transaction is thereafter consummated, the Company shall pay to the Consultant 10% of the total Consideration paid in each of such Transactions.

         4. Securities Offerings. In the event of a private and/or public offering of the of the Company's securities, the Company shall pay the Consultant a commission fee equal to 10% of gross equity proceeds plus a 3% non accountable expense allowance and 7% of any gross debt proceeds resulting from the closing, or each closing, of the offering.

               a) As additional compensation, the Company will grant to the Consultant warrants (Warrants) to purchase that number of shares of its securities which will equal ten percent (10%) of the post money isued securities upon the closing the Offering. The exercise price of the warrants wil be 120% of the issued price of the securities and the Warrants will have a term of five (5) years from the date of this Agreement and will contain certain anti-dilution provisions acceptable to the Consultant. The Warrants will have a value of $.001 per Warrant.

         5. Right of First Refusal. The Consultant shall have the right of first refusal, on the same or better terms as offered by a bona fide third party investment banker, to participate as Underwriter, Co-Underwriter or Placement Agent for any public or private offering of the securities of the Company or any successor to the Company or any officer or director of the Company or any stockholder of the Company owning beneficially at least 5% of the Company's Common Stock. The Company shall provide Consultant written notice of such proposed terms and Consultant shall have fifteen (15) days thereafter to exercise its right of first refusal.

         6. Expenses. The Company agrees to reimburse the Consultant for reasonable expenses incurred by the Consultant in connection with srvices rendered hereunder. Such expenses, if greater than $300 per month, shall be reimbursed only if they have been incurred with the prior written approval of the Company.

         7. Company Expenses. The Company shall bear all costs and expense incident to the issuance, offer, sale and delivery of the Shares or Debt Instruments, including any legal and accounting fees, expenses of Company due diligence meetings, costs of any printing and mailing of the Offering or supporting documents, including supplements and amendments.

         8. Liability of Consultant. The Consultant shall have no liability with respect to decisions made or actions taken by the Company in reliance on advice or recommendations given by Consultant or transactions presented to the Company by the Consultant. The Company agrees to
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indemnify and hold harmless the  Consultant and its  affiliates,  the respective directors, officers, partners, agents and employees and each other person, if any, controlling the Consultant or any of its affiliates (collectively the "Consultant Parties"), to the full extent lawful, form and against all losses claims, damages, liabilites and expenses incurred by them (including attorney's fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, its agents or employees. The Consultant will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company (the "Company Parties") from and against all losses, claims, damages, liabilities and expenses that result from bad faith, gross negligence or unauthorized representations of the Consultant; provided, however, in no event shall the Consultant be responsible for any amount in excess of the compensation paid to the Consultant under the Agreement. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Consultant as applicable, of any loss, claim, damage or expenses for which the Company or the Consultant as applicable, may become liable pursuant to this Section, shall not pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or Consultant as applicable a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages. The scope of this indemnification between the Consultant and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this letter of engagement.

         The Company or the Consultant, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within 15 days of notice of the claim.

         The rights stated pursuant to the preceding two paragraphs shall be in addition to any rights that the Consultant, the Company, or any other person entitled to indemnification may have in common law or otherwise, including, but not limited to, any right to contribution.

         9.  Status  of  Consultant.  The  Consultant  shall be  deemed to be an independent contractor. The Consultant shall have no authority to, and shall not, bind the Company to any agreement or obligation with a third party. Nothing in this Agreement will constitute the parties here to co-partners or joint-ventures with each other.

         10. Other Activities of Consultant. The Company recognizes that the Consultant now renders, and may continue to render, financial consulting and other investment banking services similar to those services being rendered under this Agreement to other companies, some of which may conduct business and activities similar to those of the Company. The Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such puposes.

         11. Control. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct of the affairs of the Company.

         12. Due Diligence of Consultant. The Consultant may be required, in connection with its technical and due diligence investigation, to retain third parties for technical advice and assistance. The Company shall bear the costs of such third parties, provided the Company has approved the costs in advance.

         13. Notices. Any notices hereunder shall be sent to the Company and the Consultant at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States
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Premium Cigars 4
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mail.  Either  party may  designate  any other  address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

         14. Governing Law. This Agreement has been made in the State of Arizona and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws. In the event that disagreement arises between the parties to this contract, and these parties are unable to resolve them, then these parties agree to settle those disagreements through the use of a duly licensed and current arbitrator.

         15. Entire Agreement. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties.

         16. Conditions. This agreement is conditioned by the Consultants acceptance of a Letter of Understanding from current equity holders stating sellers terms. In addition, the Company agrees to expeditiously provide 5 year projections, a revised organizational chart, and a current business plan.

         17. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assignees.

                        Merger and Acquisition Agreement

         This will confirm the  understanding  and agreement  (the  "Agreement")
between  W.B.  McKee  Securities,   Inc.   ("Consultant")   and  Premium  Cigars
International, Inc. (the "Company") as follows:

1. The Company hereby engages Consultant and Consultant hereby accepts such a engagement, as the Company's agent for the purpose of (a) identifying opportunities for a transaction involving the Company including, without limitation, the sale of the Company, or any of its businesses, assets, or properties, or the purchase by the Company of other companies, or any of their businesses, assets, or properties, (b) advising the Company concerning opportunities for such a transaction and (c) as requested by the Company, participating on the Company's behalf in negotiations concerning such a transaction or assisting the Company in structuring such transaction.

2. For the purposes of this Agreement:

         (a) A "Transaction" shall mean any transaction or series or combination of transactions involving the Company, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of, or a material interest in any business, assets or properties is sold, purchased, leased or otherwise transferred, including, without limitation, a sale, purchase or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a restructu9ring, a recapitalization, a repurchase of capital stock, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof), a liquidation, the formation of a joint venture or partnership, a minority investment or any other similar transaction.

         (b) "Consideration" shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation, any
contingent,   earned  or  other  consideration  paid  or  payable,  directly  or indirectly, in connection with a Transaction and consideration shall be determined at the closing. The value of any such securities (whether debt or equity) or other property shall be determined as follows: (1) the value of securities that are freely tradable in an established public market shall be the last closing market price of such securities which are not prior to the public announcement of the Transaction; and (2) the value of securities which are not freely tradable or which have no established public market, or if the consideration consists of property
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Premium Cigars 5
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other than  securities,  the value of such securities or other property shall be the fair market value thereof as mutually agreed by the Company and Consultant. Consideration shall also be deemed to include any indebtedness, including, without limitation, pension liabilities, guarantees and other obligations assumed, directly or indirectly, in connection with, or which survives the closing of, a Transaction. If the consideration to be paid is computed or payable in any foreign currency, the value of such foreign currency shall, for the purpose hereof, be converted into U.S. Dollars at the prevailing exchange rate on the dates on which such consideration is payable.

3. The term of Consultant's engagement hereunder shall extend for eighteen (18) months from the date of the signing of this agreement. Either party may terminate Consultant's engagement hereunder at any time, with or without cause, by giving the other party at least 30 days prior written notice.

4. The Company shall furnish to Consultant the names of all parties with which the Company has had discussions or contact prior to the date hereof concerning a Transaction.

5. As compensation for the services rendered by Consultant hereunder, the Company shall pay Consultant as follows:

         (a) If the Company announces or enters into an agreement with respect to a Transaction either during the term of Consultant's engagement hereunder or at any time during a period of 12 months following the effective date of termination of Consultant's engagement hereunder and the party or parties to the Transaction were identified by Consultant or whether Consultant rendered advice concerning the Transaction and such Transaction is thereafter consummated, the Company shall pay to Consultant the following percentages of the total Consideration paid in each of such Transactions:

         Total Consideration                               Percent
         -------------------                               -------
On amounts under $3,000,000                                 5.0%
On amounts between $3,000,000
              and $5,000,000 plus                           2.5%
On amounts between $5,000,000
              and $10,000,000 plus                          2.0%
On amounts over $10,000,000                                 1.0%

         (b)   Compensation   which  is  payable  to   Consultant   pursuant  to
subparagraph 5(a) shall be paid by the Company to Consultant at the closing of any Transaction.

6. The Company shall reimburse Consultant, for its out-of-pocket and incidental expenses incurred in connection with its engagement hereunder promptly as requested, including the fees and expenses of in legal counsel and those of any advisor retained by Consultant.

7. Because Consultant will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify Consultant as set forth in a separate letter agreement dated the date hereof between Consultant and the Company and attached as Rider 1 to this Agreement.

8. Consultant shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

9. Any advice, either oral or written, provided to the Company by Consultant hereunder shall not be publicly disclosed or made available to their parties without the prior written consent of Consultant. In addition, Consultant may not be otherwise publicly referred to without its prior consent.
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10. In  connection  with  Consultant's  engagement,  the  Company  will  furnish
Consultant  with  all  information   concerning  the  Company  which  Consultant
reasonably deems appropriate and will provide Consultant with access to the Company's officers, directors, accountants, counsel and other, advisers. The Company represents and warrants to Consultant that all such information concerning the Company and its affiliates is and will be true and accurate in all material respects and does not and will not contain any untrue statement or material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that Consultant will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company and its affiliates and any prospective acquirer of the Company, its business or assets without any independent investigation or verification thereof or independent appraisal by Consultant of the Company and business or assets.

11. The benefits of this Agreement, together with the separate indemnity letter, shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

12. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to principles of conflicts of laws.

                   RIDER 1 TO MERGER & ACQUISITION AGREEMENT
                     CONFIDENTIAL INDEMNIFICATION AGREEMENT

In connection with the Merger & Acquisition Agreement, dated December 13, 1996, between W.B. McKee Securities, Inc. ("Consultant") and Premium Cigars International ("the Company"), the Company hereby agrees to indemnify and hold harmless Consultant, their respective directors, officers, controlling persons (within the meaning of Section 15 of The Securities Exchange Act of 1934), if any, (collectively, "Indemnified Persons" and individually, and "Indemnified Person's") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including fees and disbursements of Consultant and an Indemnified Person's counsel) which (A) are related to arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with the Company's instructions or the Company's actions or omissions or (B) are otherwise related to or arise out of Consultant's engagement, and will reimburse Consultant and any other Indemnified Person for all costs and expenses, including fees of Consultant or an Indemnified Person's counsel as they are incurred, in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Consultant's acting pursuant to the engagement, whether or not Consultant or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claims liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from Consultant's bad faith or gross negligence. The Company further agrees that the Company will not, without the prior written consent of Consultant, settle or compromise or consent or the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder.

         In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to clause (B) of the first paragraph hereof, for the reasons specified in the second sentence thereof), even though the express provisions hereof provide for indemnification in such case, then the Company, on one hand, and Consultant on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and Consultant on the other hand, in connection with the
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Premium Cigars 7
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transactions  contemplated by the engagement,  subject to the limitation that in any event Consultants aggregate contribution to all losses, claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by Consultant pursuant to the management.

         The foregoing right to indemnity and contribution shall be in addition to any rights that Consultant and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of your engagements.

         The Company further understands that if Cosultant is asked to act for the Company as dealer manager in a exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish the Company a financial opinion letter or in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

         Expiration.  This  offer  shall  remain  valid  during a  consideration
period,  but  will  automatically   expire  if  not  signed  by  Premium  cigars
International by 5:00 P.D.T. on December 30, 1996.

         W. B. McKee Securities, Inc., is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, where upon this letter shall constitute a binding agreement as of the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year written below.


W.B. MCKEE SECURITIES, INC.                      PREMIUM CIGARS INTERNATIONAL

By: /s/ William B. McKee                     By: /s/ Steve Lambrecht
   -------------------------------               -------------------------------
        William B. McKee                             Steve Lambrecht

Its: WILLIAM B. McKEE                        Its: STEVEN A. LAMBRECHT
   -------------------------------               -------------------------------
        Chairman                                     Vice President

Date:  12/14/96                              Date:  12/14/96
   -------------------------------               -------------------------------


13. $210,000 dollars are excluded from the financing fees stated by Greg Barton $110,000 and $100,000 total from either Floyd Hodges or Martin Nelson under compensation to Consultant of 10% as stated in #3 compensation.

PCI /s/ S.L.                                /s/ WBM
12/14/96